EXHIBIT 10.1












                            FY1998 EXECUTIVE INCENTIVE PLAN

                                          for

                           CADMUS COMMUNICATIONS CORPORATION





                                     Approved by:

               Executive Compensation and Organization Committee (ECOC)

                                        of the

                                  Board of Directors

                                   November 11, 1997

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                     FY 1998 Executive Incentive Plan Description


Purpose

The Executive Incentive Plan is designed to motivate and reward senior executives for the achievement of fiscal year financial and non-financial objectives that directly contribute to the success of Cadmus and its various organizational units.


Eligibility

Participation in the Plan is limited to key executives at the Corporate, Sector, Group and Division level who have accountability for and significant impact on business strategy, business growth and profitability. Executives in salary band 21 and above and salary band 20 level executives with a direct reporting relationship to an executive vice president are eligible for participation in the Plan. Executives selected for participation are confirmed at the beginning of each Plan year. A minimum of six months service in an eligible position is required for participation in the Plan. Awards to individuals with less than one year's participation will be prorated based on the tenure in the eligible position.


Target Incentive Award

The Target Incentive Award is the amount that the participant receives if the combined, weighted performance against Plan objectives equals an overall achievement level of 100%. This amount is established for each participant based on the percentage of base salary that is determined to be competitive for the participant's position in relationship to a competitive level of performance for the organization. Depending upon the scope and impact of the executive's position, Target Incentive Awards range from 30% to 50% of base salary. The actual award received by the executive could be substantially higher or lower than the target amount.


Performance Measures and Weightings

In order to reinforce the importance of supporting Cadmus-wide objectives a portion of the award potential for all executives is based on Cadmus EPS performance. The measures and weightings applicable to Sector, Group and Division executives are as follows: Sector executives' awards will be weighted 50% Sector ROC and 50% Cadmus EPS; Group and Division executives will be weighted 75% Group/Division ROC (or ROS in the case of the marketing divisions) and 25% Cadmus EPS. Corporate executives' awards will be based 100% on Cadmus EPS performance.

The accomplishment of individual objectives is an important part of each participant's overall performance for the year. A factor of up to plus or minus 10% will be applied to the executive's financial-based award to reflect the extent to which individual objectives are accomplished. These objectives typically number from five to seven and comprise specific, measurable performance criteria. Individual objectives cover areas such as: systems and process improvement initiatives; customer satisfaction; development of associate capability and satisfaction; and support for Cadmus strategy.


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Incentive Award Curves

Incentive Award Curves reflect the relationship between the organization's financial performance and the size of the incentive pool. Group and Division curves are based on the percentage of ROC (or ROS) achieved in excess of hurdle operating profit. Generally, organizations that deliver a higher return on capital will have a larger share of the operating profit accrued for incentive awards. The incentive pool at the 100% ROC (or ROS) achievement level is sufficient to pay a Target Incentive Award to all participants. The curves also provide an award range above and below the target level. The organization must achieve the threshold ROC (or ROS) level before any participant in the organization is eligible for an award. Cadmus must achieve the threshold EPS level in order for this portion of the total award pool to be paid. Organizations that achieve "exceptional" ROC (or ROS) results will generate an incentive pool that will provide participants with awards of up to a maximum of 150% of their individual target award level. On the downside of the incentive curve, performance at the "marginal" level, or threshold, will result in an incentive pool equal to only 50% of the target award level. An individual incentive award curve is established for each executive in the Plan.


First Half  Awards

The FY 1998 Plan contains a special First Half award feature. First Half ROC (or
ROS) performance targets will be established for each organization, as well as, a First Half EPS target for Cadmus. At the end of the first half, actual ROC (or
ROS) and EPS performance will be compared to the targets and an award payout percentage will be calculated and applied to the organization's "Target" incentive accrual for the first half. Fifty percent of the total actual accrual for the half will be made available for distribution to Plan participants. At year end, the full fiscal year performance against target will be measured and a total annual award will be determined. The individual participant's year-end incentive award will be the total incentive earned for the year less the First Half payment, if any, that was made.


General Plan Provisions

Participation in the Plan terminates on the date the associate terminates employment with Cadmus, whether voluntary or involuntary.

With the exception of disability, retirement or death, participants must be actively employed on the date the awards are paid in order to receive an incentive award. Cadmus, at its sole discretion, may make an award to a former associate, or to the former associate's estate, in such amount as it deems appropriate.

Should a participant transfer to another organizational unit during the Plan year, the final award will be jointly determined and prorated for the time spent in each organization.

Incentive award recommendations for all Plan participants are to be submitted to the Corporate Vice President , Human Resources and Quality, by the end of January, 1998 for first half payments and by the end of July, 1998 for year-end awards. Award payments require approval by the CEO and the Executive Compensation and Organization Committee (ECOC) of the Board. Documentation of individual objectives and accomplishments will be required to be submitted along with the award recommendations at year-end.

The CEO and ECOC reserve the right to adjust the overall incentive pool, and in turn, individual incentive awards in an amount deemed necessary to meet minimally acceptable EPS requirements. The CEO and ECOC also reserve the right to make discretionary awards for performance that falls below the Plan threshold or above the Plan maximum.

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Payments will be made to participants in cash as soon as practical after the
Executive Compensation and Organization Committee meeting in February and August 1998.

Nothing in this Plan Description or in any action taken thereunder shall affect the Company's right to terminate at any time and for any reason the employment of any associate who is a participant in the Plan.

Definitions
------------

Base Salary The base annual salary rate of a participant as of July 1 of the Plan Year or, if later, the time he or she is approved as a participant for a given year, exclusive of bonuses, commissions or any special payments

Capital Employed        All capital employed in the business, which is total
                        assets less non-interest bearing liabilities

Earnings Per
Share (EPS)             Net earnings, post incentive, divided by average common
                        shares outstanding

Hurdle Operating
Profit Operating profit required to earn a minimally acceptable return on capital

Operating Profit        Pre-incentive, pre-tax operating earnings

Plan Year               The period commencing July 1, 1997 and ending June 30,
                        1998 for which performance is being measured

Return on Capital (ROC) Operating profit divided by capital employed

Return on Sales (ROS)   Operating profit divided by sales


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